UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PBF Energy Inc.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note

PBF Energy Inc., a Delaware corporation (“PBF”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). PBF filed a definitive proxy statement and a definitive form of proxy card with the SEC on April 17, 2020 in connection with its solicitation of proxies to be used at the 2020 Annual Meeting (the “2020 Annual Meeting Proxy Statement”).

PBF is filing these definitive additional materials to amend the proxy statement, provide additional information and request the support of our stockholders at the 2020 Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”), in particular with respect to Proposal 3: An Advisory Vote on the 2019 Compensation of the Named Executive Officers (“Proposal 3”).

Last year, ISS recommended approval of PBF’s 2018 executive compensation proposal, which was ultimately approved by 94% of the stockholders, but expressed some reservations. We understand that, while Glass Lousis has recommended a “for” vote on Proposal 3, ISS has recommended that stockholders cast an “against” vote on Proposal 3 at the 2020 Annual Meeting because of certain concerns it has raised, including the benchmarking of the compensation of PBF’s Chief Executive Officer, the measurement periods under PBF’s performance awards and the administration of PBF’s annual Cash Incentive Plan (the “CIP”).

Following the 2019 Annual Meeting, the Compensation Committee of PBF Energy Inc. (the “Compensation Committee” or the “Committee”) took the following actions to address what it understood to be ISS’ concerns regarding 2018 executive compensation:

ISS Concern	Compensation Committee Action
A Significant Increase in our CEO’s Total Pay in 2018	The Committee reduced 2019 CEO total pay by approximately 36% from the amounts in the 2018 Summary Compensation Table amount.

A Significant Increase in our CEO’s Equity Grants in 2018	The Committee reduced the value of 2019 CEO equity grants by approximately 44% as compared to the equity grants reflected in the 2018 Summary Compensation Table amount.

In response to what the Compensation Committee understands to be the concerns raised by ISS in its recommendation against Proposal No. 3 to be presented at the 2020 Annual Meeting, the Compensation Committee is taking the following actions, including the amendments to the proxy statement set forth in this filing:

ISS Concern	Compensation Committee Action
The Compensation Committee’s ability to use discretion under the annual Cash Incentive Plan	The use of discretion by the Committee under the plan and any successor plan will be limited to +/-20% of the amount determined under the formulaic plan.

The Company’s peer group contains a number of peers that are significantly larger than the company, a practice which may result in increased compensation levels	To the extent that the Company’s peer group includes companies that are significantly larger, the Committee will apply a discount of no less than 35% to the mean of the total summary compensation table data of such peer group used for benchmarking our CEO’s target total direct compensation.

Majority of performance awards use annual measurement periods, though tranches are averaged	Beginning with performance award grants to named executive officers for 2020, a single three-year performance period will be used for the performance awards.

No other changes have been made to the proxy statement or to the matters to be considered by the stockholders. All other items of the proxy statement are incorporated herein by reference without change.

Amendments to the Proxy Statement

The section entitled “Annual Cash Incentive Plan” in Executive Compensation—Compensation Discussion and Analysis is amended and restated as follows:

Annual Cash Incentive Plan

Our named executive officers are eligible to participate in our annual cash incentive compensation plan (“CIP”) that is the same plan as is maintained for all non-represented employees.

The sole financial performance metric used for the CIP was:

Performance Metric	Description	Type of Measure
CIP Adjusted EBITDA (a)	As derived from our consolidated financial statements and adjusted for certain items.	Financial (absolute)

(a)   This is a non-GAAP performance metric calculated in accordance with the CIP and differs from Adjusted EBITDA as reported in the Company’s Form 10-K. It is calculated as earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense adjusted in accordance with the CIP to exclude the cost of the Plan and certain items.

In 2018, the Compensation Committee approved the Adjusted EBITDA thresholds under the CIP for the period from 2018 – 2020. The Company does not publicly disclose the specific CIP Adjusted EBITDA thresholds prior to the conclusion of the applicable fiscal year since we believe that disclosing such information would provide competitors and other third parties with insights into the Company’s planning process and would therefore cause competitive harm.

The threshold, target and maximum levels of performance for CIP Adjusted EBITDA for senior executives were established evaluating factors such as performance achieved in the prior year(s), anticipated challenges for the applicable period, our business plan and our overall strategy. At the time the performance levels were set for 2019, the threshold levels were viewed as likely achievable, the target levels were viewed as challenging but achievable, and the maximum levels were viewed as extremely difficult to achieve. The CIP Adjusted EBITDA thresholds for employees at various levels under the senior executives were structured such that those employees would receive a bonus at lower CIP Adjusted EBITDA levels than the executives.

Our Compensation Committee has a demonstrated track record of aligning the compensation of our executives with the Company’s performance. Accordingly, when our CIP Adjusted EBITDA thresholds are not met, the Compensation Committee has not exercised discretion to award bonuses to our named executive officers. For example, in each of 2013 and 2016, none of the Company’s financial goals under our CIP were achieved and none of our executives received an annual cash bonus.

In 2019, the CIP was designed to align our named executive officers and other members of management’s short-term cash compensation opportunities with our 2019 CIP Adjusted EBITDA goals. For the 2019 CIP Adjusted EBITDA goal for senior executives, the Compensation Committee established a minimum threshold of approximately $600 million, with graduated increases up to a maximum of $1.1 billion. The target CIP Adjusted EBITDA for senior executives was approximately $900 million and the actual CIP Adjusted EBITDA for 2019 was $908 million. The Committee utilized its discretion in the calculation of CIP Adjusted EBITDA for 2019 to exclude expenses incurred in 2019 related to the Martinez Acquisition which closed in February 2020, determining that such expenses will instead be included in the 2020 CIP Adjusted EBITDA calculation. Since the 2020 CIP Adjusted EBITDA goals were established in 2018, these expenses were expected to have a negative impact on 2020 payouts.

While our Compensation Committee believes that limited discretion under the Company’s executive compensation program is necessary to address circumstances beyond management’s control such as prevailing operating and market conditions, the Committee believes that any use of discretion should be narrow in scope and rare and that such actions must be determined by the Committee and aligned with the best interests of the Company’s stockholders. In keeping with this philosophy, the Committee has agreed that the Committee’s exercise of discretion shall be limited to +/-20% of the amount determined under the formulaic plan.

The third full paragraph under “Peer Group and Benchmarking” in Executive Compensation—Compensation Discussion and Analysis is amended and restated as follows:

The target total direct compensation of our CEO is determined based upon the refining peer group. To the extent that the refining peer group includes companies that are significantly larger than the Company such as Valero Energy Corporation, Marathon Petroleum Corporation and Phillips 66 Company, the Committee will apply a discount of no less than 35% to the mean of the total summary compensation table data (the “SCT Data”) of such peer group used for benchmarking our CEO’s target total direct compensation to reflect our relative size. Once determined using the refining peer group data, the Committee then adjusts the target total direct compensation to the extent the Committee deems necessary to align with the secondary reference group. For 2019, the Compensation Committee discounted the mean of the SCT Data for the CEO of the 2019 Refining Peer Group by 35% to account for the respective size of our Company versus the peers and the discounted amount was slightly lowered to take into account the secondary reference group data. The Target Total Direct Compensation of our other named executive officers was determined based upon the CEO’s Target Total Direct Compensation and their relative responsibilities and adjusted to the extent the Committee deems necessary to align with the 2019 Refining Peer Group and the Secondary Reference Group. In 2019, the total compensation of our Chief Executive Officer was compared to the CEOs or equivalents of the 2019 Refining peer Group and the 2019 Secondary Reference Group and he received total compensation above the 25th percentile but below the 50th percentile of the 2018 total CEO target compensation for both groups.